Exhibit 99.1

ENVIROKARE TECH, INC.
2470 Chandler Avenue, Suite 5                      E Mail: enviro@anv.net
Las Vegas, Nevada  89120                           Web Site: www.envirokare.com
(888) 354-3685    (702) 262-1999                   Contact: Rob Davidson
Fax: (702) 262-1909

News Release
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Envirokare Tech, Inc. Announces Completion of $300,000 Private Placement
Financing

Las Vegas, Nevada - November 26, 2002, Envirokare Tech, Inc. (OTCBB: ENVK), a marketer of the state-of-the-art Thermoplastic Flowforming (TPF) composite technology and developer of proprietary long-fiber reinforced products, announced that it raised $300,000 from a private placement of Company units during the third and fourth quarters of 2002. The units, priced at $.15 each, consisted of one share of the Company's common stock and a warrant, exercisable for a two-year period, to purchase one share of the Company's common stock, at an exercise price of $0.50 per share.

The securities described above have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Envirokare will use the funds for product development as well as for operating purposes into the fourth quarter of 2002.

Envirokare President Steve Pappas commented, "The round of funding that we have completed allows us to continue further work on various products we have in development. The funding also provides near term operating funds for the Company."

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This News Release contains forward-looking statements. In particular, when used in the preceding discussion, the words "plan," "confident that," "anticipate," "believe," "expect," "intend to," and similar conditional expressions are subject to certain risks and uncertainties, and actual results could differ materially from those expressed in any forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, competitive factors, the ability to successfully complete additional financings, and other risks.